KPMG Peat Marwick LLP

New Jersey Headquarters         Telephone 201 467 9650      Telefax 201 467 7930
150 John F. Kennedy Parkway     Telex 136584
Short Hills, NJ 07078


May 28, 1997

Mr. Kenneth Howling
Chief Financial Officer
Atlantic Central Enterprises, Ltd.
c/o 51 Young Street
Suite 400
Toronto, Ontario MSE 1J1
Canada


Dear Mr. Howling:

     This is to confirm that the client-auditor relationship between Atlantic Central Enterprises, Ltd. (formerly Pharma Patch plc) and KPMG Peat Marwick LLP has ceased.




Very truly yours,

/s/ KPMG Peat Marwick LLP

cc:  Chief Accountant
     Securities and Exchange Commission